Exhibit 99.1

HealthLynked signs Definitive Agreement to Acquire HCFM, Adding Significant Revenue to its Health Services Division

Naples, Fl., Jan. 22, 2019 HealthLynked Corp (OTCQB: HLYK), a leading digital healthcare business, announced today that it has entered into a definitive agreement to acquire Hughes Center for Functional Medicine, P.A. (HCFM) for $750,000 in cash, $750,000 in shares of HealthLynked common stock and $500,000 in a three-year performance-based payout.

HCFM is a leader in functional medicine, focusing on Neurodegenerative diseases such as Alzheimer’s, Parkinson’s and Multiple Sclerosis along with other cutting-edge treatments to improve health and slow aging, including hormones, thyroid, weight loss, wellness and prevention. Income sources include seeing patients, an IV room, Hyperbaric Oxygen Chambers, Ozone, UVlrx, Labs and Supplements.

“The acquisition of HCFM expands our health services division and significantly adds to our profitability. HCFM provides expertise in Neurodegenerative conditions and functional medicine with cutting edge therapies.” said Michael Dent, M.D., HealthLynked’s Chairman and CEO.  “As we continue to expand our network and provide algorithms around new and innovative treatments, we are confident that this will bring significant value to our patient members. ”

Benefits of the Transaction

●	Revenue and Profit Increase. HealthLynked expects the acquisition to contribute $3.0 million of revenue and $500 thousand in EBITDA in year one, more than doubling the Company’s revenues and reducing cash burn by over 50%.

●	Expansion of Healthcare Services. HCFM has well-established relationships and cutting-edge protocols for treating neurogenerative disorders and optimizing the health of older patients. These customized therapies have been shown to improve patient outcomes for a wide range of disorders. Functional Medicine is one of the fastest growing and most highly profitable areas of healthcare making it an ideal acquisition for HealthLynked.

●	Expansion of Healthcare Data Specific to Functional Medicine and Antiaging. HealthLynked will draw on the best attributes from each company to improve the quality of service for all of our patient members. HCFM patients will benefit from HealthLynked’s digital technology to connect and analyze patient members healthcare data to monitor treatments and improve outcomes. HealthLynked members will benefit from HCFM health services and extensive experience in functional medicine.

●	Four-year Consultancy Agreement with Dr. Pamela Hughes on the HLYK Advisory Board. The acquisition also includes a four-year consultancy agreement with Dr. Pamela Hughes on the HealthLynked Advisory Board where she will provide her expertise in functional medicine to help the Company’s development team to write algorithms utilizing the HealthLynked software to make recommendations to patient members on a wide range of medical conditions.

●	Advisors K&L Gates LLP is serving as legal counsel for the acquisition.

George O’Leary, Chief Financial Officer of HealthLynked, stated, “We expect that this will be the first of many acquisitions for HealthLynked focused on:

●	Profitable health service businesses;

●	Digital healthcare including online marketing and telemedicine companies; and

●	Data driven healthcare businesses, such as Accountable Care Organizations (ACOs)

Our acquisition model of purchasing high growth, profitable health service businesses paying 4 times adjusted EBITDA, with 35% in cash, 35% in HLYK stock, and 30% in three year performance based payouts will complement our digital healthcare and ACO acquisition strategies.”

About HealthLynked Corp.

HealthLynked Corp. provides a solution for both patient members and providers to improve healthcare through the efficient exchange of medical information. The HealthLynked Network is a cloud-based platform that allows members to connect with their healthcare providers and take more control of their healthcare. Members enter their medical information, including medications, allergies, past surgeries and personal health records, in one convenient online and secure location, free of charge.

Participating healthcare providers can connect with their current and future patients through the system. Other benefits to providers include the ability to utilize the HealthLynked marketing tools to connect with their active and inactive patients to improve patient retention, access more accurate and current patient information, provide more efficient online scheduling and to fill last minute cancelations using our “real time appointment scheduling” all within our mobile application. Healthcare providers pay a monthly fee to access these HealthLynked services.

For additional information about HealthLynked Corp. visit www.healthlynked.com and connect with HealthLynked on Twitter, Facebook, and LinkedIn.

Forward Looking Statements

Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Our actual results, including as a result of any acquisitions, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by our management, and us are inherently uncertain. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. Certain risks and uncertainties applicable to our operations and us are described in the “Risk Factors” section of our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q and in other reports we have filed with the U.S. Securities and Exchange Commission. These reports are available at www.sec.gov.

Company Contact:

George O’Leary

Chief Financial Officer

goleary@healthlynked.com

Investor Relations contact:

Jim Hock

Hanover International Inc.

Investor Relations

jh@hanoverintlinc.com